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                                                                       EXHIBIT 5



                     [Letterhead of Debevoise & Plimpton]








                                                                 January 8, 1997


Lexmark International Group, Inc.
  One Lexmark Centre Drive
  Lexington, Kentucky 40550

                       Lexmark International Group, Inc.
                       Registration Statement on Form S-3

Dear Sirs:

  We have acted as counsel to Lexmark International Group, Inc., a Delaware corporation (the "Registrant"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") filed by the Registrant with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to (a) 10,000,000 shares (the "Firm Shares") of the Registrant's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), being offered by the Selling Stockholders referred to in the Registration Statement and (b) up to an additional 1,500,000 shares of Class A Common Stock that may be sold by the Selling Stockholders (the "Option Shares") pursuant to the exercise of the underwriters' over-allotment options (such Option Shares, together with the Firm Shares, the "Selling Stockholder Shares").

  In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgement are necessary or appropriate to enable us to render the opinion expressed below.
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Lexmark International                   2                       January 8, 1997
  Group, Inc.


  The Selling Stockholder Shares include shares of Class A Common Stock (the "Warrant Shares") to be issued to Keys Foundation, a Netherland Antilles foundation ("Keys Foundation"), upon exercise of Warrant No. 5, dated November 17, 1995 (the "Keys Warrant"), issued by the Registrant to Keys Foundation.

  We are of the opinion that (i) the Selling Stockholder Shares are duly authorized and that the Selling Stockholder Shares (other than the Warrant Shares) are validly issued, fully paid and non-assessable under the laws of the State of Delaware and (ii) upon issuance, delivery and payment therefor in the manner described in the Keys Warrant, the Warrant Shares will be validly issued, fully paid and non-assessable under the laws of the State of Delaware.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Validity of the Shares" in the Prospectuses forming a part thereof. In giving such consent, we do not thereby concede that we are within the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                        Very truly yours,

                                        /s/ Debevoise & Plimpton